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                                                                        EX-10.18

                                 LEASE AGREEMENT

                                 by and between

                            WYANDOTTE COUNTY, KANSAS

                                       and

                          WYANDOTTE COUNTY PARKS BOARD

                                   as Landlord

                                       and

                      SANDSTONE AMPHITHEATER JOINT VENTURE

                                    as Tenant

                                DECEMBER 13, 1992
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                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1 - DEFINITIONS.......................................................1

         1.1 Defined Terms....................................................1

ARTICLE 2 - PREMISES AND TERM OF LEASE........................................4

         2.1 Lease............................................................4
         2.2 Term of Agreement................................................4

ARTICLE 3 - RENT..............................................................4

         3.1.a. Base Rent.....................................................5
         3.1.b. Abatement of Base Rent........................................5
         3.1.c. Method for Payment of Base Rent...............................6

         3.2.a. Additional Rent...............................................6
         3.2.b. Procedure for Payment of Additional Rent......................6
         3.2.c. Landlord's Authority to Audit Ticket Revenue..................7

         3.3 Interest on Unpaid Base Rent.....................................8
         3.4 Interest on Percentage Rent......................................9
         3.5 Tenant's Agreement to Maximize Ticket............................9

ARTICLE 4 - INDEMNIFICATION AND INSURANCE.....................................10

         4.1 Indemnification..................................................10
         4.2 Insurance........................................................12
         4.3 Permissible Deductible...........................................14
         4.4 Application of Insurance Proceeds................................14
         4.5 Lien Upon Insurance Proceeds.....................................15

ARTICLE 5 - CONDEMNATION......................................................15

         5.1.a. Termination of Lease..........................................15
         5.1.b. Application of Condemnation Proceeds..........................16
         5.1.c. Covenant to Execute Documents.................................16
         5.1.d. Definition of Significant Portion.............................16

         5.2 Effect of Election Not to Terminate..............................17
         5.3 Effect of Partial Taking.........................................17
         5.4 Landlord's Covenant..............................................17

ARTICLE 6 - Taxes.............................................................17

         6.1 Payment of Taxes.................................................17
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ARTICLE 7 - ASSIGNMENT, SUBLETTING, TRANSFER..................................18

         7.1.a. Prohibition Against Changes in Ownership, Management
                and Control of Tenant.........................................18
         7.1.b. Assignment....................................................19
         7.1.c. Indemnification for Violations of Article.....................20
         7.2  Restrictions Regarding Transfer or Sublease.....................20
         7.3  Landlord's Right to Collect Subrent.............................22
         7.4  Tenant Assignment of Subleases..................................23
         7.5  Attornment......................................................24
         7.6  Sublessee Compliance............................................24
         7.7  Tenant Obligation for Sublessee Acts or Omission................24
         7.8  Freedom from Lien...............................................25
         7.9  Leasehold Mortgages.............................................25
         7.10 Restriction on Transfer to Prior Operator.......................25

ARTICLE 8 - CONSTRUCTION OF IMPROVEMENTS......................................26

         8.1.a. Required Capital Improvements.................................26
         8.1.b. Tenant's Use of Premises and/or Facilities....................26
         8.1.c. Verification of Capital Improvements..........................27
         8.2 Covenant to Keep Premises Free of Liens..........................27

ARTICLE 9 - CHANGES, ALTERATIONS AND ADDITIONS................................27

         9.1 Approval of Changes, Alterations and Additions...................27
         9.2 Signage..........................................................28

ARTICLE 10 - DISCHARGE OF LIENS; BONDS........................................29

         10.1 Tenant's Covenant Not to Lien Interest of Landlord..............29
         10.2 Discharge of Mechanic's Liens...................................30
         10.3 Landlord's Duty to Discharge Liens..............................30

ARTICLE 11 - HOLDING OVER.....................................................31

         11.1 Effect of Holding Over..........................................31

ARTICLE 12 - QUIET POSSESSION.................................................31

         12.1 Covenant Granting Quiet Possession..............................31

ARTICLE 13 - REPRESENTATIONS BY LANDLORD......................................32

         13.1 Landlord's Representations......................................32
         13.2 Delivery of Possession of Premises..............................33

ARTICLE 14 - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS...................34

         14.1 Landlord's Authority to Perform Tenant Covenants................34
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         14.2  Payment as Additional Rent.....................................34

ARTICLE 15 - SEPARATE AND INDEPENDENT COVENANTS...............................35

         15.1  Separate and Independent Covenants.............................35

ARTICLE 16 - EVENTS OF DEFAULT................................................35

         16.1  Event of Default...............................................35
         16.2  Notice of Monetary Default.....................................35
         16.3  Landlord's Recourse Upon Default...............................36
         16.4  Tenant's Obligation to Discharge Liens and Encumbrances........37

ARTICLE 17 - NAME OF FACILITY.................................................37

         17.1  Authority to Change Names......................................37

ARTICLE 18 - NOTICES..........................................................37

         18.1  Notices........................................................37

ARTICLE 19 - CERTIFICATES BY LANDLORD AND TENANT..............................39

         19.1  Tenant Certificate.............................................39
         19.2  Landlord Certificate...........................................39

ARTICLE 20 - SURRENDER OF POSSESSION..........................................40

         20.1  Surrender of Premises..........................................40

ARTICLE 21 - SEASON TICKET HOLDERS FROM PAST SEASON...........................40

         21.1  Tenant's Commitment to Prior Season Ticket Holders.............40

ARTICLE 22 -- MISCELLANEOUS...................................................40

         22.1  Entire Agreement...............................................40
         22.2  Headings and Captions..........................................41
         22.3  Context of Terms...............................................41
         22.4  Lease Controlled by Kansas Law.................................41
         22.5  Prohibition Against Commissions and Finders Fee................41
         22.6  Attornment.....................................................41
         22.7  Time is of the Essence.........................................42
         22.8  Landlord's Assignment of Interest..............................42
         22.9  Recording of Memorandum of Lease...............................42
         22.10 Tenant's Authority to Execute Lease............................42
         22.11 Agreement Shall Not Constitute Creation of Partnership or
               Joint Venture..................................................42
         22.12 Effect of Invalidity of Provisions.............................43
         22.13 Obligation to Refrain from Discrimination......................43
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         22.14 Conflict of Interest...........................................44
         22.15 Tenant's Financial Statements..................................45

ARTICLE 23 - CANCELLATION RIGHTS..............................................45

         23.1  Tenant Cancellation Rights.....................................45

ARTICLE 24 - RENEWAL OPTIONS..................................................46

         24.1  Term and Adjustments in Rent During Option Period..............46
         24.2  Exercise of Renewal Option.....................................46

ARTICLE 25 - LANDLORD'S OBLIGATIONS...........................................47

         25.1  Initial Repair of Parking Lots.................................47
         25.2  Improvement of Roads...........................................48
         25.3  Payment of Real Estate Taxes...................................48
         25.4  Landlord's Covenants to Perform Under Bond Obligation..........48

         25.5  Indemnification for Warranties.................................48
         25.6  Possession of Premises and Facility............................49
         25.7  Landlord's Maintenance Obligation for Parking..................50

ARTICLE 26 - CONDITIONS PRECEDENT.............................................50

         26.1  Conditions Precedent...........................................50
         26.2  Right to Termination...........................................52

ARTICLE 27 - EXCLUSIVE RIGHTS.................................................53

         27.1  Tenant's Exclusive Rights......................................53

ARTICLE 28 - COMMUNITY EVENTS.................................................53

         28.1.a. Provision for Community Events...............................53
         28.1.b. Approval of Community Events by Park Board...................54
         28.1.c. Scheduling of Community Events...............................54
         28.1.d. Rescheduling of Community Events.............................54
         28.1.e. Parking for Renaissance Festival.............................55
         28.1.f. Admission Fees for Community Events..........................55

         28.2  Conditions for Usage for Community Events......................56
         28.3  Parking end Concessions........................................57
         28.4  Indemnity for Tenant...........................................57
         28.5  Exclusion of Renaissance Festival From Definition
               of Community Event.............................................57

ARTICLE 29 - TENANT'S OBLIGATIONS.............................................58

         29.1  Maintenance of Premises and Facilities.........................58
         29.2  Utilities......................................................58
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ARTICLE 30 - PROHIBITED ACTS BY LANDLORD......................................58

         30.1 Legislative, Administrative or Judicial Actions.................58
         30.2 Validity of Lease...............................................59
         30.3 Enforcement of Prohibition......................................59

ARTICLE 31 - TENANT'S REMOVAL RIGHTS..........................................60

         31.1 Tenant's Removal Rights.........................................60

                                      LEASE

      THIS LEASE (the "Lease") is made and entered into this 13th day of December, 1992, by and between the COUNTY OF WYANDOTTE, KANSAS, a political subdivision of the State of Kansas and the WYANDOTTE COUNTY PARKS BOARD, a statutorily created entity (collectively and independently, the "Landlord) and SANDSTONE AMPHITHEATER JOINT VENTURE (the "Tenant"), a Missouri General Partnership, exclusively consisting of Ogden Entertainment Services, Inc., a Delaware corporation, authorized to do business in the State of Kansas and Contemporary Investments of Kansas, Inc., a Kansas corporation.

                                   WITNESSETH:

      It is mutually covenanted and agreed by and between the parties that this Lease is made upon the terms, covenants and conditions hereinafter set forth.

                             ARTICLE 1 - DEFINITIONS

      1.1 Defined Terms. The terms defined in this Article 1 shall, for all purposes of this Lease, have the following meanings:

            a. Default shall mean any condition or event, action or failure to act which constitutes or, after notice or lapse of time, or both, would constitute an Event of Default.

            b. Event of Default shall mean those events set forth in Section
16.1 of this Lease.

            c. Facility shall mean the amphitheater located on the Premises and all other improvements now or hereafter
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located on the Premises and all fixtures and personal property now or hereafter located on the Premises.

            d. Fee Mortgage or Fee Mortgagee shell mean any mortgage, or, the mortgagee thereof, or trust indenture which now or hereafter is a lien on the fee title to the Premises, or any part thereof, as the same may be renewed, modified, extended and/or consolidated from time to time.

            e. Governmental Authority shall mean the United States of America, the State of Kansas, the City of Bonner Springs, Kansas, the Wyandotte County Parks Board, the County of Wyandotte, Kansas, and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises, the Facility and/or any portion of either the Premises or the Facility.

            f. Hazardous Materials shall mean and include those elements, wastes, materials, substances or compounds which are now or at any time hereunder contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (the "EPA") or the list of toxic pollutants designated by Congress or the EPA or defined by any statute, law, ordinance, code, rule, regulation, order or decree of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, including, without


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limitation, asbestos, PCB's, radioactive substances, methane, volatile hydrocarbons and industrial solvents.

            g. Landlord shall collectively and independently mean the County of Wyandotte, Kansas and the Wyandotte County Parks Board. Except where certain rights, obligations or duties are specifically identified to the County of Wyandotte, Kansas or the Wyandotte County Parks Board, each reference to Landlord contained in this Agreement shall apply to both entities and any and all rights, duties or obligations owing to or to be performed by Landlord shall be delegated to the appropriate department or political subdivision or unit constituting a portion thereof.

            h. Permitted Exceptions shall mean the matters set forth in Exhibit B annexed hereto and made a part hereof.

            i. Premises shall mean the land described in Exhibit A annexed hereto and made a part hereof.

            j. Project shall mean the improvements set forth in Section 8.1 of this Lease.

            k. Ticket Agent shall mean any person or entity charged with the obligation for receiving payment for tickets sold for all events held by Tenant at the Facility.

            l. Ticket Revenue shall mean the gross revenue collected from the sale of tickets to events held at the Facility during the term of this Lease less all sales tax and excise tax payable with respect to said tickets sold. The term ticket revenue shall not include any portion of said revenue which is refundable by Tenant and/or Ticket Agent to ticket purchasers.


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Ticket Revenue means only revenue generated from the sale of tickets for admission to events and does not include revenue generated from any other source, including but not limited to parking, concession or novelties. The term ticket revenue shall only include ticket revenues that are the property of the Tenant and shall not include ticket revenues that are property of the Landlord or other persons or entities that may use the Facility as hereinafter provided.

            1. Unavoidable Delays shall mean delays incurred by Tenant due to strikes, lockouts, acts of God, enemy action, civil commotion, governmental restrictions or preemption, fire or other casualty or other causes beyond the reasonable control of Tenant (not including Tenant's insolvency or financial condition or any action by Tenant or any affiliate of Tenant).

                     ARTICLE 2 - PREMISES AND TERM OF LEASE

      2.1 Lease. Landlord, for and in consideration of the rents, covenants and agreements hereinafter mentioned and hereby agreed to be paid, kept and performed by Tenant, does lease to Tenant and Tenant does lease from Landlord the Premises and the Facility, subject to the Permitted Exceptions to have and to hold unto Tenant, its successors and assigns as provided for herein.

      2.2 Term of Agreement. The Term of this Agreement shall commence on the date first above written (hereinafter referred to as "Commencement Date") and continue thereafter for a term of approximately ten (10) years (herein referred to as the "Term") which shall expire on December 31, 2002 or on such


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earlier date upon which this Lease may be terminated as hereinafter provided
(hereinafter referred to as "Expiration Date" )

                                ARTICLE 3 - RENT

      3.1.a. Base Rent. Tenant shall pay to Landlord, without offset or deduction, except as provided below, and without notice or demand, the annual sum of Two Hundred Thousand Dollars ($200,000.00) in five (5) equal monthly installments of Forty Thousand Dollars ($40,000.00) each (herein referred to as "Base Rent") in advance on or before the fifteenth (15th) day of every March, April, May, June and July during the Term commencing on March 15, 1993 and continuing thereafter through the Term of this Agreement.

      3.1.b. Abatement of Base Rent. Notwithstanding any other provision herein, if Tenant is not able to obtain an occupancy permit by May 28, 1993 due to unavoidable delay, then the first year's base rent only shall be pro-rated as follows: Total amount of base rent payable for the first year of the Lease shall be equal to Two Hundred Thousand Dollars ($200,000.00) multiplied by a fraction, the numerator of which is the days between the date on which the Facility obtains an occupancy permit and September 30, 1993 and the denominator is the number of days between May 28, 1993 and September 30, 1993. To the extent that Tenant is entitled to abatement of rent as hereinabove calculated, such abatement shall be paid Out of Landlord's percentage rent as herein provided. If the Landlord's


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percentage rent is not sufficient to rebate to Tenant the amount to which it is entitled, then Tenant shall be entitled to abate the following year's base rent until it has received the full benefit of the abatement.

      3.1.c. Method for Payment of Base Rent. Base Rent shall be payable by federal wire transfer of immediately available funds to a bank account or accounts designated from time to time by Landlord, or by good checks drawn, payable at the office of Landlord set forth in Article 18 or at such other place as Landlord shall direct by notice to Tenant. All Rent (whether Base Rent and/or Percentage Rent) shall be paid in currency which at the time of payment is legal tender for public or private debts in the United States of America.

      3.2.a. Additional Rent. In addition to the Base Rent, Tenant agrees to pay Landlord percentage rent or additional rent (hereinafter referred to as "Percentage Rent" or "Additional Rent") calculated in the manner described in this paragraph. Percentage Rent shall be equal to three percent (31) of Ticket Revenue on the first Four Million Dollars ($4,000,000.00) of Ticket Revenue for a calendar year and shall be equal to five percent (5%) of all Ticket Revenue for a calendar year that is in excess of Four Million Dollars ($4,000,000.00).

      3.2.b. Procedure for Payment of Additional Rent. Tenant shall provide Landlord with a calculation of Ticket Revenue for each event held by Tenant at the Facility within seven (7) business days of settlement of each event. Said calculation


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shall be accompanied by a check payable to Landlord for the Percentage Rent payable with respect to said Ticket Revenue. Tenant shall use its best efforts to include as a term of any existing ticket agent agreement or future agreement, escrow instructions directing Ticket Agent to pay over to Landlord directly Landlord's Percentage Rent. The provisions contained in the Ticket Agent Agreement and/or escrow instruction letter shall be in a form acceptable to Landlord acting reasonably.

      3.2.c. Landlord's Authority to Audit Ticket Revenue. Landlord shall have the right at Landlord's expense to audit Tenant's Ticket Revenue records on an annual basis after November 15th of each year. Tenant's Ticket Revenue calculations for a year shall be final and not subject to review if Landlord has not commenced an audit by December 31st of that year. If an audit is commenced before year end, Tenant's calculations of Ticket Revenue for any year shall be conclusive unless Landlord files a claim with Tenant relating to such calculations within sixty (60) days after year end. Tenant agrees to request the Ticket Agent to permit Landlord to audit Ticket Agent's books regarding Tenant's Ticket Revenues and will provide whatever authorization and waiver to permit such audit. Tenant shall use reasonable business efforts to include as a term of any existing Ticket Agent Agreement or future Agreement a provision authorizing Landlord's audit of Ticket Agent's books regarding Tenant's Ticket Revenues.


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      In the event of any disagreement between Landlord and Tenant over the amount of Percentage Rent due, the parties shall meet and attempt in good faith to resolve their disagreements provided that, in the event (i) the Ticket Agent is not affiliated with Tenant, the Ticket Revenues as shown to have been collected by the Ticket Agent as revealed by any audit as provided for herein shall be conclusively deemed to be Ticket Revenues, or (ii) the Ticket Agent is affiliated with the Tenant, then the Ticket Revenues as shown to have been collected by the Ticket Agent shall be conclusively deemed Ticket Revenue if either such amounts are calculated in the same manner as such amounts would have been calculated by an unaffiliated Ticket Agent or Tenant can demonstrate that such method is not fraudulent or improper in its accounting for gross revenues from the sale of tickets. Any audit of Tenant's Ticket Revenue records or Ticket Agent's records shall be conducted in a manner so as not to unduly disrupt the business of Tenant or Ticket Agent. All of Tenant's records are extremely confidential and Landlord and its auditors shall preserve the confidentiality of all Tenant records and Ticket Agent records. The provisions requiring confidentiality contained herein shall not prevent diclosure of the total amount of percentage rent or its method of calculation which shall become public record or Landlords disclosure of pursuant to court order or subpoena.

      3.3 Interest on Unpaid Base Rent. Interest at one and one-half percent (1 1/2%) per month will be charged retroactively


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to the fifteenth (15th) day of the month for Base Rant not paid by the twenty-fifth (25th) day of the month. No failure by Landlord to insist upon the strict performance by Tenant of its obligations to pay late charges shall constitute a waiver by Landlord of its right to enforce the provisions of this
Section 3.3 in any instance thereafter occurring. The provisions of this Section
3.3 shall not be construed in any way to extend the grace periods or notice periods provided for in Article 16.

      3.4 Interest on Percentage Rent. All Percentage Rent shall be paid when due and prior to delinquency. If paid subsequent to delinquency, interest at one and one-half percent (1 1/2%) per month will be charged retroactively to the date due.

      3.5 Tenant's Agreement to Maximize Ticket Revenue. Tenant agrees to use its best efforts to maximize ticket revenue and shall not in any manner engage in the conduct of its business and operation of Facility in such a manner to decrease or defeat the maximization of Percentage Rent payable as provided for herein. Tenant shall only provide complimentary tickets or reduce the price of tickets only in reliance upon prudent business judgment and in furtherance of Tenant's obligation to maximize ticket revenue. Notwithstanding the foregoing, Landlord acknowledges and understands that for good business reason, including, but not limited to, building the image of the facility, assuring sufficient attendance at any given event to prevent its cancellation, protecting the image of the artist, satisfaction of artist requirements, developing community


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awareness of the Facility, and developing goodwill for the Facility and the community, Tenant may, from time to time, provide complimentary tickets or reduced tickets shall be considered in the furtherance of Tenants obligation to maximize Ticket Revenue.

                    ARTICLE 4 - INDEMNIFICATION AND INSURANCE

      4.1 Indemnification.

            (a) The Tenant shall indemnify and save the Landlord harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including property damage, personal injury and wrongful death and further including, without limitation, architects' and attorneys' fees and disbursements, which may be imposed upon or incurred by or asserted against the Landlord or the Premises by reason of any of the following occurring during the Term unless caused by the active negligence or misconduct of the Landlord, its agents or employees or a failure to act by the Landlord, its agents or employees when a duty to act is present:

            (i) construction of the Facilities or any other work or thing done in, on or about the Premises or any part thereof by the Tenant or its agents;

            (ii) any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any nuisance made or suffered thereon which is the Tenant's responsibility hereunder or any failure by the Tenant to keep the Premises in a safe condition or any part thereof;


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

            (iii) any acts of the Tenant or any Sublessee or any of its or their respective agents, contractors, servants, employees, licensees or invitees;

            (iv) any fire, accident, injury (including death) or damage to any person or property occurring in, or about the Premises or any part thereof;

            (v) any encumbrance, lien or claim which may be alleged to have arisen against or on the Premises or any part thereof or any of the assets of, or funds appropriated to, the Landlord or any liability which may be asserted against the Landlord with respect thereto to the extent arising, in each such case, out of the acts of the Tenant, its contractors, agents, sublessees;

            (vi) any failure on the part of the Tenant to keep, observe, comply with and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in the Subleases or other contracts and agreements affecting the Premises or any part thereof, on the Tenant's part to be kept, observed or performed;

            (vii) any tax, including any tax attributable to the execution, delivery or recording of this Agreement, with respect to events occurring during the term of this Agreement, except as otherwise described in this Agreement.

      The provisions hereof shall survive the expiration or earlier termination of this Agreement.

            (b) The Tenant will hold all goods, materials, furniture, fixtures, equipment, machinery and other property whatsoever on the Premises at the sole risk of the Tenant and save the Landlord harmless from any loss or damage thereto by any cause unless caused by the active negligence of the Landlord, its agents or employees or a failure to act by the Landlord, its agents or employees when a duty to act is present.


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

            (c) The obligations of the Tenant under this Section shall not in any way be affected by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part to be performed under insurance policies affecting the Premises.

            (d) If any claim, action or proceeding is made or brought against the Landlord by reason of any event for which the Tenant is responsible under this Section, then, upon demand by the Landlord, the Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Landlord's name, if necessary, by the attorneys for the Tenant's insurance carrier (if such claim, action or proceeding is covered by insurance), otherwise by such attorneys as the Landlord shall approve, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Landlord may engage its own attorneys to defend it or to assist in its defense at the Landlord's expense.

            (e) Notwithstanding any other provision herein, section 4.1 (a) shall not apply to any situation which are covered by any other provision in this lease which requires the Landlord to indemnify the Tenant or which provides the Tenant is not responsible for specific matters.

      4.2 Insurance. Tenant shall, as reasonably requested by Landlord throughout the Term, and at no cost to Landlord, keep or cause to be kept the Premises and the Facility insured against the following in the following amounts:


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

                  (a) Casualty Insurance. Loss or damage by fire and those other perils included from time to time in the so-called extended coverage insurance endorsement ("All Risk") generally issued in the State of Kansas, in an amount equal to the full replacement cost of that portion of the Facility that is insurable from time to time existing on the Premises. During construction, such insurance shall be completed value non-reporting builder's risk insurance coverage; and

                  (b) Liability Insurance. Comprehensive public liability and property damage insurance in a minimum amount equivalent to Five Million Dollars ($5,000,000.00) combined single limit coverage.

            All insurance shall be with reputable insurance companies reasonably satisfactory to Landlord and qualified to do business in Kansas. Such insurance shall name Landlord as an additional insured for the full amount of the insurance herein required and may name the holder of any leasehold interest on the Premises granted by Tenant, by means of a standard mortgagee endorsement.

            At all times during the Term, Tenant shall keep all required insurance current and deliver or cause to be delivered to Landlord a certificate(s) of insurance evidencing such coverages, naming the insured parties and stating that such coverages may not be canceled, modified or altered without at least thirty (30) days advance written notice to all insured. Should Tenant fail to procure and maintain any such insurance


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coverages, Landlord may (without any obligation so to do), after giving Tenant ten (10) days notice and Tenant failing to procure same, cause such insurance to be procured and maintained at the cost of Tenant. Any cost incurred by Landlord in so doing shall bear interest at the rate set forth in Section 3.4 hereof until paid in full. The insurance required of Tenant hereunder shall be subject to modification as reasonably requested by a lender of Tenant for the construction of improvements on the Premises.

      4.3 Permissible Deductible. All insurance provided for under this Article may contain loss deductible clauses in such maximum amounts as Tenant shall reasonably approve.

      4.4 Application of Insurance Proceeds. If all or any part of the Project shall be destroyed or damaged in whole or in part by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give to Landlord prompt notice thereof, and (i) Tenant may cancel this Lease (in which case all obligations to pay for the period of time after cancellation of this Lease shall immediately cease), and Tenant shall receive a portion of the insurance sufficient to repay the unamortized cost, calculated using the straight line method, of all capital improvements that were not separately scheduled for insurance coverage purposes it has made to the Premises, and Landlord shall receive the balance of any such insurance proceeds, which shall not include insurance proceeds paid with respect to scheduled property. If such event

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occurs in the last year of the initial term or the last year of any renewal term and provided Tenant does not elect to excercise it's option to renew as provided herein, Landlord may elect to cancel this Lease: or (ii) Tenant may use the insurance proceeds to repair, alter, restore, replace and rebuild (collectively, "Restore"), the Facility, as nearly as practicable to the character of the Facility existing immediately prior to such occurrence, and Landlord agrees to release its interest and any claims of Landlord in any insurance proceeds to permit Tenant to use said proceeds for Restoration. Each Restoration shall be done in accordance with the provisions of this Lease.

      4.5 Lien Upon Insurance Proceeds. Landlord warrants that no person now holding a lien on the Premises has a right to or control over the insurance proceeds from the Premises, and in the event that any such lienholder prevents use of insurance proceeds in accordance with Section 4.4, Landlord shall pay to Tenant a sum of money equal to the amount of insurance proceeds Tenant was entitled to receive under Section 4.4.

                              ARTICLE 5 - CONDITION

      5.1.a. Termination of Lease. If at any time during the Term, the whole or any significant portion (hereinafter defined) of the Premises and/or the Facility shall be taken (excluding a taking of the fee interest in the Premises if after such taking Tenant's rights under this Lease are not affected) for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement among Landlord, Tenant, and those authorized to exercise such right, this Lease and the Term shall terminate and expire on the date of such taking at Tenant's option and the Rent payable by Tenant hereunder shall be apportioned as of the date of such taking.

      5.1.b. Application of Condemnation Proceeds. If the whole or any portion of the Premises and Facility shall be taken or condemned there shall first be paid to Tenant from condemnation proceeds an amount equal to the sum of: (a) the unamortized cost of all non-removable improvements Tenant has made to the Premises, (b) plus the value of Tenant's remaining leasehold estate including renewal periods, and the balance of the award shall be paid to Landlord.

      5.1.c. Covenant to Execute Documents. Each of the parties shall execute and deliver any and all documents that may be reasonably required in order to facilitate collection by them of such awards in accordance with the provisions of this Article 5.

      5.1.d. Definition of Significant Portion. For purposes of this Article 5, a "significant portion" of the Premises and/or the Facility shall be deemed to mean such portion of the Premises and/or Facility as, when so taken or condemned, would leave remaining a balance of the Premises and/or Facility which, due either to the area so taken or condemned, or the location of the part so taken or condemned in relation to the part not so taken or condemned, significantly impairs the activities of the Facility.

      5.2 Effect of Election Not to Terminate. If Tenant elects not to exercise the option to cancel this Lease pursuant to Section 5.1(a) hereof, this Lease and the Term shall continue with an equitable abatement of the Rent and Tenant's obligations hereunder and Tenant shall restore the improvements and Premises as is reasonably practicable.

      5.3 Effect of Partial Taking. If less than a significant portion of the Premises and/or Facility are taken, this Lease and the Term shall continue with no abatement of Rent.

      5.4 Landlord's Covenant. Landlord agrees not to use the power of condemnation to cancel this Lease.

                                ARTICLE 6 - TAXES

      6.1 Payment of Taxes. Tenant shall pay or cause to be paid when due, all personal property taxes to the extent applicable to the Facility, and Landlord shall pay from the funds received for rent as provided for herein or such other funds as are necessary, when due, all real property taxes and assessments applicable to the Premises and/or the Facility. No provision contained in
Article 6.1 shall alter or amend Tenant's rent obligations as provided elsewhere herein.

                  ARTICLE 7 - ASSIGNMENT, SUBLETTING, TRANSFER

      Section 7.1.a. Prohibition Against Changes in Ownership, Management and Control of Tenant.

            The Tenant represents and agrees that its use of the Facilities and its undertakings pursuant to this Agreement are, and will be, used for the purpose of operation of the Premises and/or Facility. The Tenant further recognizes that, in view of:

            (i) the importance of the development of the Premises and/or Facility to the general welfare of the community;

            (ii) the substantial financing and other public aids that have been made available by law and by the government for the purpose of making such development possible;

            (iii) the fact that a change in ownership or of the Tenant or of a substantial part thereof, or any other act or transaction involving or resulting in a significant change in ownership or with respect to the identity of the parties in control of the Tenant or the degrees thereof, is for practical purposes a transfer or disposition of the Premises; and

            (iv) the property is not to be used for speculation, but only for operation by the Tenant in accordance with this Agreement;

the qualifications and identity of the Tenant, and its partners and principals, are of particular concern to the Landlord.

            7.1.b. Assignment. This Agreement may not be assigned by the Tenant, and none of the partners of the Tenant shall make a transfer of a significant interest in the Tenant, other than the following permitted transfers which shall remain subject to the restrictions contained in
      Article 7.10:

                  (i) a direct or indirect transfer by one or more of the
            partners of all or a portion of their respective interests in the Tenant or an assignment by Tenant of this Lease to Irving Zuckerman and/or Steven Schankman, or an entity controlled by Irving Zuckerman and/or Steve Schankman, or to an existing partner of the Tenant provided that Irving Zuckerman and/or Steve Schankman, or an entity controlled by Irving Zuckerman and/or Steve Schankman retains majority voting control of the Transferee;

                  (ii) a direct or indirect transfer of Ogden Entertainment
            Services, Inc.'s interest in the Tenant to any entity that is controlled by or is affiliated with Ogden Entertainment Services, Inc. either as a brother-sister entity or a parent or subsidiary arrangement or other business arrangement in which a member of Ogden Corporation's family of entities retains majority voting control;

                  (iii) a transfer of a partner's interest in the Tenant (or of any outstanding stock or other equity interest in such partner) occasioned by the death, incapacity, or adjudication of bankruptcy of such partner (or of a shareholder or other owner of an equity interest in such partner);

                  (iv) a transfer permitted pursuant to Section 7.2.

7.2.

      7.1.c. Indemnification for Violations of Article 7 The Tenant agrees to and shall indemnify and hold the Landlord harmless from or against all claims, demands and obligations asserted by or from any party claiming a right, interest or ownership to this Agreement, through or with the Tenant and its partners arising out of or in connection with relationships the Tenant or its partners have entered into with such other party in violation of this Agreement.

      7.2 Restrictions Regarding Transfer or Sublease. The Tenant shall not, except as permitted by this Article 7, assign or attempt to assign this Agreement, or any right herein, nor make any total or partial conveyance, assignment, sublease or transfer in any other mode or form of the whole or any part of the Premises, or of its parking rights under this Agreement, without prior written approval of the Landlord which consent shall not be unreasonably withheld. Such approval shall be given by the Landlord if the proposed conveyee, assignee, sublessee or transferee has, in the reasonable opinion of the Landlord, the financial capability and overall competence to operate the conveyed, assigned, subleased or transferred obligations and Premises and/or Facility. Approval by the Landlord of any conveyance, assignment, sublease or transfer shall be conditioned upon such conveyee, assignee, sublessee or transferee agreeing in writing to assume the rights and obligations thereby conveyed, assigned, subleased or transferred and to keep and perform all covenants, conditions and provisions of this Agreement which are applicable to the rights acquired.

      In the event of a conveyance, assignment or transfer of the Agreement by the Tenant approved by the Landlord, the Tenant shall, effective on such assignment or transfer, be released of any and all further liability with respect to obligations arising or to be performed after the assignment or transfer.

      The Tenant shall only convey, assign, sublease or transfer the Premises and/or Facility and the Tenant's rights as a whole and, except as described herein, is not permitted to subdivide the Premises and/or Facility and its rights for the duration of the Agreement without the prior approval of the Landlord.

      The limitations on transfer contained hereinabove shall not be deemed to prevent the granting of easements or permits to facilitate the development of the Premises, nor shall it prohibit granting any security interests expressly described or permitted in this Agreement for financing the operation of the Premises and/or the Facility, nor shall it prohibit subleasing space for occupancy consistent with the uses and practices of facilities of the types permitted by this Agreement, subject to the terms, covenants and conditions of this Agreement and the rights of the Landlord as grantor.

      Notwithstanding anything contained herein to the contrary, the Tenant shall have the right to freely grant concessions rights, novelty rights, use rights, leases, subleases, and permits for the use of portions of the Premises and/or the Facility related uses, activities, and operations, specifically including (without limitation) the sale of food and/or beverages, the organization and control of parking, tickets and the sale of novelties, merchandise, souvenirs, and programs. The term "Subleases" as used herein includes grantees of such rights.

      7.3. Landlord's Right to Collect Subrent. The Landlord, after default by the Tenant and expiration of any applicable cure period with Tenant failing to cure such default, may collect subrent and all other sums due under all contracts, concession agreements, leases or subleases concerning the Premises and/or the Facility (the "Subleases"), and apply the net amount collected to the Base Rent and/or Percentage Rent or such other additional payments payable by the Tenant hereunder, but no such collection shall be, or be deemed to be, a waiver of any agreement, term, covenant or condition of this Agreement or the acceptance by the Landlord of any Sublessees as the Tenant hereunder, or a release of the Tenant from performance by the Tenant of its obligations under this Agreement.

      7.4. Tenant Assignment of Subleases. To secure the prompt and full payment by the Tenant of the Base Rent and the Percentage Rent and the faithful performance by the Tenant of all the other terms and conditions herein contained on its part to be kept and performed, the Tenant hereby assigns, transfers and sets over unto the Landlord, subject to any secured financing and the conditions hereinafter set forth, all of the Tenant's right, title and interest in and to all Subleases and hereby confers upon the Landlord, its agents and representatives, a right of entry in, and sufficient possession of, the Premises and the Facility to permit and insure the collection by the Landlord of the rental and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by the Landlord shall not constitute an eviction of the Tenant from the Premises and/or the Facility and/or any portion of either and that should said right of entry and possession be denied the Landlord, its agent or representative, the Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to the Tenant, its servants, employees, guests or invitees, or any person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) a default shall occur and Tenant fails to timely cure: (b) this Agreement and the Term shall be canceled or terminated pursuant to the terms, covenants and conditions hereof; or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by the Landlord under the provisions hereof. From time to time upon the Landlord's demand, the Tenant shall promptly deliver to the Landlord a schedule of all Subleases, setting forth the names of all Sublessees.

      7.5. Attornment. The Tenant covenants and agrees that all Subleases affecting the Premises and/or the Facility shall provide that (a) they are subject to This Agreement, (b) Tenant will use its best efforts to include a provision that on the termination of this Agreement as a result of Tenants Default, the Sublessees will attorn to, or enter into a direct lease on identical terms with the Landlord, subject to the terms of Section 7.8 hereof, and shall furnish at the Landlord's request confirmation from any Sublessee of the existence of such provisions.

      7.6. Sublessee Compliance. The Tenant shall cause the Sublessees to comply with their obligations under their Subleases and shall diligently enforce all of the rights of the Landlord in accordance with the terms thereof.

      7.7. Tenant Obligation for Sublessee Acts or Omission. The fact that a violation or breach of any of the terms, provisions or conditions of this Agreement results from or is caused by an act or omission by any of the Sublessees shall not relieve the Tenant of the Tenant's obligation to cure the same. The Tenant shall take all necessary steps to prevent any such violation or breach.

      7.8. Freedom from Lien. The Landlord agrees that personal property and trade fixtures of Sublessees shall remain the property of Sublessees, free from any lien rights of the Landlord for debts or obligations under this Agreement. Tenant will use its best efforts to inform the Landlord in writing of the specific items to be brought upon the Premises which are to remain the property of the Sublessee in question. The Landlord agrees to waive any lien or similar rights to such property and to confirm such waiver in writing to any sublessee upon request.

      7.9 Leasehold Mortgages. Anything contained in this Lease to the contrary notwithstanding, Tenant, without the consent of Landlord, shall have the right at any time to (i) assign this Lease and any and all subleases of the Premises to any mortgagee as collateral security for the obligation of Tenant under a mortgage made in accordance with this Article 7, and (ii) enter into subleases or licenses of portions of the Premises for actual use.

      7.10 Restriction on Transfer to Prior Operator. Tenant and the respective partners of Tenant covenant and agree that they shall at no time transfer, assign, sell, lease, sublease or convey any interest in Tenant, the Premises and/or Facility or its operation to any partner or principal of World Entertainment Services, Kansas L.P. or any other prior operator or tenant of the Premises and/or Facility.

                    ARTICLE 8 - CONSTRUCTION OF IMPROVEMENTS

      8.1.a. Required Capital Improvements. Tenant has agreed prior to the commencement and/or during the first season and provided Tenant is able to obtain all necessary building permits on or before January 1, 1993 or such later date to which Tenant consents to provide capital improvements (the "Project") to the Premises and/or Facility that cost at least Two Million Dollars ($2,000,000.00). Up to $500,000.00 of the required capital improvements may consist of the cost of furniture, fixtures and equipment for the Premises and/or Facilities. No provision contained in this section shall in any manner restrict Tenant from undertaking expenditures for capital improvements to the Premises and/or Facility in excess of the cost of the required improvements. The actual improvements to be made are subject to finalization of all architectural and engineering plans with respect to the Facility.

      8.1.b. Tenant's Use of Premises and/or Facility. Tenant will not make or permit to be made any use of the Premises and/or the Facility which is forbidden by law, ordinance or governmental regulation or which may be dangerous or which may invalidate the insurance policies covering the Premises and/or the Facility required to be maintained by Tenant hereunder. Tenant, without cost to Landlord, shall cause the Premises and/or the Facility to comply at all times with laws, regulations and ordinances applicable to the Premises, the improvements or Tenant's use thereof from time to time; provided, however, any violations of laws, regulations and ordinances applicable to the Premises which occurred prior to the Commencement Date, shall be cured at Landlord's cost and expense.

      8.1.c. Verification of Capital Improvements. Tenant shall provide all such documentation reasonably requested by Landlord in order to verify the cost and nature of all improvements required or allowed pursuant to the provisions of
Article 8.1.a. All such documents and records shall be provided not later than thirty (30) days after the commencement of the first season or thirty (30) days after the completion of all capital improvements contemplated by Article 8.1. a., whichever date is later.

      8.2 Covenant to Keep Premises Free of Liens. The Premises and the assets of Landlord shall be free and clear of all liens arising out of, or connected with, the construction of the Project and the development of the Premises, other than those incurred by Landlord, or prior owners and/or prior tenants, except that the foregoing shall not modify Tenant's right to make a Mortgage in accordance with the provisions of Article 7 hereof.

                 ARTICLE 9 - CHANGES, ALTERATIONS AND ADDITIONS

      9.1 Approval of Changes, Alterations and Additions. Tenant has the right to make those changes, additions and alterations to the Project, Facility and Premises detailed on Exhibit "C", provided Tenant first submits to Landlord final plans and specifications and such plans and specifications are substantially consistent with Tenant's proposal attached hereto as Exhibit "C and incorporated by this reference. Tenant shall also have the right to make future changes, additions, improvements and alterations to the Facility or Premises provided such changes, additions, improvements and/or alterations shall be submitted to Landlord for reasonable review and approval, and Landlord first approves such changes, additions, improvements and/or alterations, such approval shall not be unreasonably withheld. Approval shall be deemed to be granted thirty (30) days after the submission in writing of the proposed changes, additions, improvements and alterations to the Facility and/or the Premises if written objections and responses are not served upon Tenant with said thirty (30) days. Further, no objections or responses shall be permitted if the proposed changes, additions, improvements and/or alterations (i) increase the value of the Facility and/or the Premises; and (ii) are consistent with the Facility and its image as then in existence and are being made to maintain and/or improve the Facility and/or Premises. Tenant shall at all times keep the premises and assets of Landlord free of liens for labor and materials supplied or claimed to have been supplied for capital improvements to the Premises and Landlord's fee interest in the Premises shall in no way be encumbered.

      9.2 Signange. Tenant shall have the right to use and make future changes, additions, improvements and alterations to all existing signage for the Facility (whether situated upon the Premises or otherwise situated) and shall further have the right to erect new or additional signage. All changes, additions, improvements and alterations to existing signage or proposals for erecting new or additional signage will be submitted to Landlord for reasonable review and approval, and such approval shall not be unreasonably withheld. Approval shall be deemed to be granted thirty (30) days after the submission in writing of the proposed changes, additions, improvements and alterations, to the existing signage or proposed new or additional signage, if written objections and responses are not served upon Tenant within thirty (30) days. Further, no objections or responses shall be permitted if the proposed changes or additions, improvements and alterations of existing signage (i) increase the value of the Facility and/or Premises; and (ii) are consistent with the Facility and its image as then in existence and are being made to maintain and/or improve Facility and/or Premises. Tenant shall at all times keep the Premises and assets of Landlord free of liens for labor and material supplied or claimed to have been supplied for capital improvements to the Premises and Landlord's fee interest in the Premises shall in no way be encumbered.

                     ARTICLE 10 - DISCHARGE OF LIENS; BONDS

      10.1 Tenant's Covenant Not to Lien Interest of Landlord. Tenant shall not create or cause to be created, any lien, encumbrance or charge upon any assets of Landlord or upon the estate, rights or interest of Landlord in the Premises or any part thereof. Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the estate or assets of Landlord, or of any interest of Landlord in the Premises.

      l0.2 Discharge of Mechanic's Liens. If any mechanic's, laborer's or materialmen's lien at any time shall be filed against the Premises or any part thereof, or against any assets of Landlord, arising from work performed for the Premises, Project, Tenant or any other user of the Project by or on behalf of Tenant, then Tenant, within thirty (30) days after actual notice of the filing thereof, or such shorter period as may be required by any Mortgagee or Fee Mortgagee, shall cause the same to be discharged by payment, deposit, bond, order of court of competent jurisdiction or title insurance by a title insurer chosen by Landlord at Landlord's sole discretion. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, and if such lien shall continue for an additional ten (10) days after notice by Landlord to Tenant, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same and charge Tenant for the same as Additional Rent. Notwithstanding the foregoing provisions of this Section 10.2, Tenant shall not be required to discharge any such lien if Tenant is in good faith contesting the same and has furnished a cash deposit, an irrevocable letter of credit, a surety bond, or title insurance as stated aforesaid in an amount sufficient to pay such lien with interest and penalties.

      10.3 Landlord's Duty to Discharge Liens. Landlord shall be responsible for discharging any and all liens, encumbrances or charges upon the Premises and/or the Facility created either by Landlord or as the result of any work performed on or at the Premises or the Facility prior to the date of this Lease.

                            ARTICLE 11 - HOLDING OVER

      11.1 Effect of Holding Over. If Tenant retains possession of the Premises, the Facility and/or any portion thereof after the termination or expiration of the Term, as it may be extended, Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent payable hereunder multiplied by (one (1) plus two
(2) times the percentage of increase in the Consumer Price Index from the Commencement Date to the commencement of such holding over) and this Lease shall become a month-to-month tenancy, terminable in accordance with law. The Consumer Price Index shall mean the Consumer Price Index published by the Bureau of Labor Statistics, U.S. Department of Labor, all Urban Consumers, Kansas City Average, 1982-84 - 1000 Should publication of much index be discontinued, the parties shall select a comparable index published by a recognized authority measuring the value of the consumer dollar. In no event shall the Base Rent be reduced.

                          ARTICLE 12 - QUIET POSSESSION

      12.1 Covenant Granting Quiet Possession. Landlord covenants and agrees with Tenant that upon Tenant's observing and performing all of the terms, covenants and conditions on Tenant's part to be observed and performed under this Lease, Tenant shall peaceably and quietly enjoy the Premises and the Facility throughout the Term, as it may be extended, and without hindrance or molestation by anyone claiming through or under Landlord. Tenant shall subordinate and attorn to all Fee Mortgagees provided that said Fee Mortgagee enter into a non-disturbance agreement with Tenant which shall state that if Tenant is not in Default under this Lease and if such Fee Mortgagee shall become the fee simple owner of the Premises, such Lender shall not disturb Tenant's use and quiet enjoyment of the Premises and shall recognize Tenant's rights under this Lease on the condition that Tenant shall recognize and attorn to such Fee Mortgagee or subsequent purchaser as the owner of the Premises.

                    ARTICLE 13 - REPRESENTATIONS BY LANDLORD

      13.1 Landlord's Representations. Landlord represents to Tenant that:

            a. Water, sanitary and electric utilities are available for use at the Facility and have sufficient capacity to serve a capacity crowd at the Facility;

            b. Landlord shall deliver to Tenant good and marketable leasehold title to the Premises and/or Facility, subject to the Permitted Exceptions set forth in Exhibit B attached hereto and incorporated herein by reference.

            c. To the best of Landlord's actual knowledge, neither the Premises or the Facility are currently and have never been subject to Hazardous Materials, and there are no claims, litigation, administrative or other proceeding, whether actual or threatened regarding Hazardous Materials relating in any way to the Premises and/or the Facility.

            d. Landlord is not in default, and shall not be in default, under any mortgage on the Premises and/or the Facility.

            e. Landlord's governing body has approved his Lease and this Lease is binding on Landlord and is enforceable in accordance with its terms

            f. Tenant has good marketable leasehold title to the Premises.

            g. The zoning for the Premises permits Tenant's contemplated use as an amphitheater.

            h. There are no conditions existing on or near the Premises that would impair Tenant's contemplated use of the Premises as an amphitheater.

            i. Landlord will have marketable title to all personal property located on the Premises no later than May 15, 1993.

            j. Landlord will perform all obligations necessary to keep the Bonds, as more fully described hereinafter, in good standing and not in default and to discharge all obligations created by such Bonds.

      13.2 Delivery of Possession of Premises. Subject to Section 25.6, Landlord will deliver possession of the Premises to Tenant on the Commencement Date. Tenant may take physical possession of the Premises and Facility on the Commencement Date notwithstanding that Landlord has to obtain further orders from the prior tenant's bankruptcy court as provided for in Section 25.6. Landlord agrees to indemnify and hold harmless Tenant from any claim arising as the result of Tenant taking physical possession of the Premises and Facility prior to Landlord obtaining full rights to the Premises and the Facility.

           ARTICLE 14 - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS

      14.1 Landlord's Authority to Perform Tenant Covenants. If Tenant at any time shall fail to perform any covenant or condition or requirement of this Lease, then thirty (30) days after notice to Tenant of any Event of Default, if Tenant is not then diligently working to cure said default, Landlord, without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may, but shall not be obligated to, cure said Event of Default and may enter upon the Premises for such purpose and take all such action thereon as may be necessary therefor.

      14.2 Payment as Additional Rent. All sums paid by Landlord and all costs and expenses incurred by Landlord in connection with the Landlord's performance of any such obligation of Tenant, together with the interest thereon at the rate set forth in Section 304 hereof, shall be paid by Tenant to Landlord on demand as Additional Rent.

                 ARTICLE 15 - SEPARATE AND INDEPENDENT COVENANTS

      15.1 Separate and Independent Covenants. The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

                         ARTICLE 16 - EVENTS OF DEFAULT

      16.1 Events of Default. Subject to the provision of Section 16.2 hereunder, the following shall severally be considered Events of Default under this Lease:

            a. If Tenant shall default in the payment of Base Rent and/or Percentage Rent within ten (10) days of when due.

            b. If any material warranty, representation or statement made or furnished to Landlord by or on behalf of Tenant, or any guarantor of or surety of Tenant, proves to have been false or untrue in any material respect when made or furnished.

            c. If there is a breach of any other term, covenant, or condition of this Lease.

      16.2 Notice of Monetary Default. Notwithstanding any other provision hereof to the contrary, failure by Tenant to make any payment of any monetary obligations under this Lease on the date such payment is due shall constitute an Event of Default hereunder only upon the continuation of such failure for a period of ten (10) days following the Landlord giving written notice to

Tenant that the payment was not received. Failure by Tenant to perform or observe any other non-monetary covenant, term or provision of this Lease shall constitute an Event of Default hereunder only upon the continuation of such failure for a period of thirty (30) days following notice to Tenant by Landlord of such failure to perform or observe, or, if such default is of a nature that it is not susceptible to cure same within such thirty (30) day period, then Tenant may have such longer period to effect a cure as is reasonable in the circumstances, so long as Tenant is diligently attempting to effect such cure.

      16.3 Landlord's Recourse Upon Default.

            a. If an Event of Default shall occur, Landlord may elect to proceed by judicial proceedings, either at law or in equity, to enforce performance or observance by the Tenant of the applicable provisions of this Lease and/or to recover damages for breach thereof.

            b. In addition to Landlord's rights under Section 16.3(a), Landlord may terminate this Lease and be entitled to recover, as damages, the amount Landlord would receive if Tenant exercised its option to terminate this Lease. No waiver of any Default by Tenant shall be implied from any omission by Landlord to take any action on account of said Default, and no express waiver shall affect any Default other than the Default specified in the express waiver and then only for the time and to the extent therein stated. No failure of Landlord to exercise any power given Landlord hereunder or to insist upon strict compliance with any obligation hereunder and no customer practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms hereof. The provision of this Section 16.3 shall survive any termination of this Lease.

      16.4 Tenant's Obligation to Discharge Liens and Encumbrances. Upon any termination of this Lease, Tenant agrees to pay in full all liens and encumbrances on the Premises incurred by Tenant.

                          ARTICLE 17 - NAME OF FACILITY

      17.1 Authority to Change Names. Tenant shall have the right to select the name for the Facility and to change said name from time to time, provided such name is not offensive, and is in accordance with community standards. Tenant agrees to advise Landlord in advance of any public notification of the change in the name.

                              ARTICLE 18 - NOTICES

      18.1 Notices. All notices or other communications required or permitted to be given under this Lease shall be in writing and shall be given by personal delivery against signed receipt or by registered or certified mail, return receipt requested, postage prepaid:

                a. If to Tenant:

                            Sandstone Amphitheater Joint Venture
                            c/o Contemporary Investments of Kansas, Inc.
                            One Landmark Place
                            1401 South Brentwood
                            St. Louis, Missouri 63144
                            Attn: Steven Schankman

                                   with a copy to:

                            Mark J. Temkin, Esq.
                            Riezman & Blitz, P.C.
                            120 South Central Avenue
                            St. Louis, Missouri 63105

                b. If to Landlord:

                            County of Wyandotte, Kansas
                            Wyandotte County Courthouse
                            710 North 7th Street
                            Kansas City, Kansas 66101
                            Attn: Wayne Lampson

                                        and

                            Wyandotte County Parks Board
                            3488 West Drive
                            Kansas City, Kansas 66109
                            Attn: Michael J. Connor, Executive Manager

                                   with a copy to:

                            Thomas M. Mullinix
                            EVANS & MULLINIX, P.A.
                            Midland Bank of Lenexa - Ste. 220
                            15301 W. 87th Street
                            Lenexa, Kansas 66219

            Notices delivered by mail shall be deemed given on the third business day following deposit in the United States mail, postage prepaid. Either party may change its address for notice purposes by notice to the other party given in accordance with the provisions of this paragraph.

                ARTICLE 19 - CERTIFICATES BY LANDLORD AND TENANT

      19.1 Tenant Certificate. At any time and from time-to-time upon not less than twenty (20) days prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord or any other party specified by Landlord, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is modified, is in full force and effect and stating the modifications) and the date to which each obligation constituting the Rent has been paid and stating whether or not to the best knowledge of Tenant (a) there is a continuing Default by Landlord in the performance or observance of any covenant, agreement or condition contained in this Lease to be performed or observed by Landlord, or (b) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a Default, and, if so, specifying each such Default or occurrence of which Tenant may have knowledge. This statement may be relied upon by any Fee Mortgagee or prospective successor to Landlord's interest in this Lease.

      19.2 Landlord Certificate. Upon not less than twenty (20) days prior notice by Tenant to Landlord, Landlord shall state the same as set forth in
Section 19.1 hereof. Such statement may be relied upon by any then existing or prospective Mortgagee, assignee or purchaser of all or a portion of Tenant's interest in this Lease.

                      ARTICLE 20 - SURRENDER OF POSSESSION

      20.1 Surrender of Premises. Upon the expiration of the Term, as it may be extended, Tenant shall surrender the Premises and all improvements thereon to Landlord in good order, repair and condition, ordinary wear and tear and casualty (if not required to Restore hereunder) excepted, and after paying all encumbrances caused by Tenant on the Premises and/or the Facility, shall remove from the improvements on the Premises all items of personal property located in such improvements or on the Premises. Any such property remaining on the Premises following expiration or termination of the Term, as it may be extended, shall conclusively be deemed to have been abandoned and Landlord may dispose of same without liability to Tenant or any other party.

              ARTICLE 21 - SEASON TICKET HOLDERS FROM PAST SEASONS

      21.1 Tenant's Commitment to Prior Season Ticket Holders. Tenant agrees to provide those season ticket holders for the 1992 season with some form of credit or accomodation in recognition of the loss occasioned by the prior season ticket holders by the acts of the prior operators of the Premises and/or Facility and Tenant agrees to advise Landlord of Tenant's provisions prior to announcement to such season ticket holders.

                           ARTICLE 22 - MISCELLANEOUS

      22.1 Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except in writing signed by all parties hereto.

      22.2 Headings and Captions. Headings and captions are for convenience and reference only.

      22.3 Context of Terms. All terms used in this Lease shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      22.4 Lease Controlled by Kansas Law. This Lease shall be governed by and enforced in accordance with the laws of the State of Kansas. The prevailing party in any litigation to enforce this Lease shall in such litigation be entitled to an award of the costs and expenses of such litigation, including reasonable attorney's fees.

      22.5 Prohibition Against Commissions and Finders Fee. Each of the parties hereto warrants to the other that it has not obligated the other party for any finder's, broker's or other agent's fees in connection with this Lease, and each party shall indemnify and hold the other party harmless from and against any claim or claims for a real estate brokerage commission or fee alleged to have been incurred by the party giving such indemnity.

      22.6 Attornment. If any purchaser at a foreclosure sale (including any Fee Mortgagee by purchase or by deed in lieu of foreclosure) becomes the fee owner of the Premises, Tenant will attorn to (provided it receives a non-disturbance agreement) and recognize such entities becoming such owner for all purposes in place of the Landlord named in this Lease and the new purchaser shall have fee title subject to the terms of this Lease.

      22.7 Time is of the Essence. Time is of the essence with respect to the performance and observance of all the terms, covenants and conditions hereof by Tenant and Landlord. 22.8 Landlord's Assignment of Interest. Landlord has the right to transfer its interest in the Premises, and upon such transfer shall be released from all obligations hereunder accruing after such transfer, and Tenant shall attorn to the new owner of the Premises, provided the transferee assumes in writing the obligations of Landlord.

      22.9 Recording of Memorandum of Lease. This Lease shall not be recorded. The parties shall execute and record a memorandum of this Lease in the form attached hereto as Exhibit D.

      22.10 Tenant's Authority to Execute Lease. Tenant represents to Landlord that Tenant has the power and authority to execute and deliver this Lease and that the execution of this Lease will not violate or constitute a default on the part of Tenant under any agreement to which Tenant is a party or by which it is bound.

      22.11 Agreement Shall Not Constitute Creation of Partnership or Joint Venture. This Lease shall not be construed to create a partnership or joint venture between the parties, it being the intention of the parties only to create a Landlord-Tenant relationship.

      22.12 Effect of Invalidity of Provisions. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

      22.13 Obligation to Refrain from Discrimination. There shall be no discrimination against or segregation of any person, or group of persons, on account of sex, marital status, race, color, creed, religion, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Premises and the Tenant itself or any person claiming under or through it shall not establish or permit any such practice or practices of discrimination, or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublicensees, sublessees, or vender of the Premises or any portion thereof, and the Landlord shall be the beneficiary of this provision and entitled to enforce it. The Tenant for itself and its successors and assigns, agrees that in the construction and operation of the improvements provided for in this Agreement, the following clause will be required in all contracts, leases or subleases concerning the Premises: "Any supplier, contractor or lessee in performing under this contract, shall not discriminate against any worker, employee or applicant, or any member of the public because of race, creed, ancestry, color, religion, sex, marital status, or national origin, nor otherwise commit an unfair employment practice. The supplier, contractor or lessee will take affirmative action to ensure that applicants are employed, and that employees are dealt with during employment without regard to their race, creed, color, ancestry, religion, sex, marital status or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The supplier, contractor or lessee further agrees that this clause will be incorporated in all subcontracts entered into with suppliers of materials or service, and all labor organizations furnishing skilled, unskilled and union labor, or who may perform any such labor or services in connection with this contract."

      22.14 Conflict of Interest. No member, official or employee of the Landlord shall have any personal interest, direct or indirect, in this Agreement, nor shall any member, official or employee participate in any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which he or she is directly or indirectly interested. No member, official or employee of the Landlord shall be entitled to receive or eligible to receive any complimentary goods, services or accommodations from Tenant, including but not limited to complimentary parking, complimentary tickets to events conducted by Tenant, concessions, novelties or any such other or additional accommodations.

      22.15 Tenant's Financial Statements. Tenant shall provide within a reasonable time after the close of its tax year, audited financial statements for Ogden Entertainment Services, Inc. or any entity affiliated with Ogden Entertainment Services, Inc., to which its interest may hereafter directly or indirectly be transferred. Should the interest currently owned by Ogden Entertainment Services, Inc. be transferred to, or assigned, pursuant to Article
7.1 b (i), then the remaining partners of Tenant shall thereafter provide reviewed financial statements within a reasonable time after the close of their taxable year.

                        ARTICLE 23 - CANCELLATION RIGHTS

      23.1 Tenant Cancellation Rights. Tenant shall have the right to cancel this Lease after the end of a season in any year by giving Landlord written notice prior to June 1 of that year of its intention to cancel this Lease as of December 31 of such year (the "Termination Date"). In consideration for Tenant's early cancellation of this Lease: (a) Landlord shall receive all sums owing by Tenant under the Lease through the Termination Date (including Percentage Rent for that year), and (b) all tenant improvements to the Premises owned by Tenant shall become the property of the Landlord as of the Termination Date, excluding those items described on Exhibit E hereto.

                          ARTICLE 24 - RENEWAL OPTIONS

      24.1 Term and Adjustments in Rent During Option Period. At the end of the initial term of this Lease, Tenant shall have the option to renew this Lease for an additional five (5) year term on the same terms and conditions as apply during the initial term, except that the Base Rent for each renewal period shall be re-calculated and payable in an amount equal to the Base Rent payable hereunder multiplied by (one (1) plus the percentage of increase in the Consumer Price Index from the Commencement Date to the commencement of the renewal period, provided that the percentage increase in the CPI for any single year shall in no event be considered to be greater than 3%). The Consumer Price Index shall mean the Consumer Price Index published by the Bureau of Labor Statistics, U.S. Department of Labor, all urban consumers, Kansas City Average, 1982 through 1984 = 100. Should publication of said Index be discontinued, the parties shall select a comparable Index published by a recognized authority measuring the value of the consumer dollar. In no event shall Base Rent be reduced.

      The percentages used for calculating Percentage Rent during the initial renewal period as set forth in Section 3.2.a. shall be changed to four percent (4%) of the First Four Million Dollars ($4,000,000.00) of Ticket Revenue and six percent (6%) of all Ticket Revenue in excess of Four Million Dollars ($4,000, 000.00). If Tenant exercises its initial five (5) year renewal option Tenant shall have a second five (5) year renewal option at the end of the first five (5) year renewal period on the same terms and conditions as apply during the initial term, except for the recalculation of Base Rent as provided above and that the percentages used for calculating Percentage Rent during said renewal period as set forth in Section 3.2.a. shall be changed to four percent (4%) of the first Four Million Dollars ($4,000,000.00) of Ticket Revenue and seven percent (7%) of all Ticket Revenue in excess of Four Million Dollars ($4,000,000.00).

      24.2 Exercise of Renewal Option. Tenant may exercise any renewal option by sending Landlord written notice at least six (6) months prior to the commencement of a renewal period that it elects to renew the Lease. If Landlord has given Tenant written notice that Tenant needs to elect whether or not to renew the Lease, at least six (6) but not more than nine (9) months before the renewal period commences, then all renewal rights shall terminate as of six (6) months prior to the commencement of the next renewal period if Tenant has not sent written notice to Landlord by that date electing to renew the Lease.

                       ARTICLE 25- LANDLORD'S OBLIGATIONS

      25.1 Initial Repair of Parking Lots. Landlord shall on a one time basis at Landlord's expense repair and restore the parking lots on the Premises so that they are in such a condition as would be achieved by performing the customary level of annual parking lot maintenance upon the Premises. Barring the occurrence of unforeseen acts of man or nature, it is contemplated that no further repairs and maintenance shall be necessary until the normal annual maintenance prior to the commencement of the 1994 season. Said work shall be completed prior to the commencement of the 1993 season at the Facility end Landlord's obligation shall be limited to a maximum expense of $25,000.00.

      25.2 Improvement of Roads. Prior to commencement of the 1993 season at the Facility the Landlord will, on a one time basis, at its expense, complete the road repair work more fully described on Exhibit F.

      25.3 Payment of Real Estate Taxes. Landlord agrees to pay when due all real estate taxes and assessments that are assessed against the Premises from time to time.

      25.4 Landlord's Covenants to Perform Under Bond Obligation. Landlord is the obligor on certain bonds (the "Bonds") that are secured by a mortgage on the Premises. Landlord represents and warrants to Tenant that said Bond issue is not currently in default. Landlord agrees to perform all obligations under the Bond documents and to make all payments when due with respect to the Bonds so that no default occurs with respect to the Bonds during the term of this Lease. At Tenant's request, Landlord shall supply Tenant with a copy of the Bond documents and such information concerning the Bonds as Tenant may request.

      25.5 Indemnification for Warranties. Landlord shall indemnify and hold Tenant harmless with respect to any damage suffered by Tenant if any representations or warranties made by Landlord in this Lease are not correct or are breached.

      25.6 Possession of Premises and Facility. Landlord is obligated to deliver full, possession of the Premises and Facility to Tenant on or before January 1, 1993 and to obtain all orders from the bankruptcy court or otherwise as may be needed to terminate the rights of all persons in the Premises and/or Facility including, but not limited to, prior tenants and prior concession providers. Tenant acknowledges that allegations have been made that prior operators and prior concession provider of the Facility, namely, World Entertainment Services Kansas, L.P., and Service America Corporation, have filed for bankruptcy and may allege an interest of some kind or nature in the Premises and Facility. Landlord shall forthwith instigate and prosecute to resolution any and all actions necessary in order to remove any alleged interest of these entities in an expeditious manner. If such full possession is not delivered by said deadline, Tenant may at its option extend this deadline or cancel the Lease. In the event Tenant cancels the Lease pursuant to this paragraph, Landlord shall reimburse Tenant for the cost of all improvements made to the Facility and/or Premises. Landlord warrants that except for the rights granted to Tenant under this Lease and those disclosed herein, no person has any possession rights with respect to the Facility or Premises or any parking, concession or license rights of any kind or any right to any revenues from any activities on the Premises and Facility. Landlord agrees to indemnify and hold Tenant harmless with respect to any claim by any person that they have any such rights.

      25.7 Landlord's Maintenance Obligation for Parking Lots. Landlord's use of the parking lots for community events will contribute to the wear and tear on the parking lots, therefore, Landlord agrees to pay thirty percent (30%) of the annual maintenance cost of the parking lots, provided that its share of parking lot maintenance will not exceed $5,000.00 on a noncumulative annual basis. In lieu of paying cash for said maintenance obligation Landlord may provide "In Kind" services to the Premises and Facility as agreed to by Tenant to be valued at their cost to Landlord.

                        ARTICLE 26 - CONDITIONS PRECEDENT

      26.1 Conditions Precedent. If the following conditions precedent are not satisfied on or before January 1, 1993, Tenant shall have the right to cancel this Lease and upon Tenant sending written notice of such cancellation, this Lease shall be deemed canceled and Tenant shall have no liability hereunder. The conditions shall not be deemed satisfied or waived unless Tenant sends written notice of such satisfaction or waiver. In the event the conditions are not satisfied by January 1, 1993, Tenant may extend the deadline for satisfying said conditions by notifying Landlord of such extension provided Tenant is working diligently on satisfying said conditions. The conditions precedent to this Lease being effective are:

            a. This Lease must be fully signed by both parties.

            b. Tenant's partners must approve the terms of this Lease.

            c. Tenant shall receive a legal opinion from Landlord's attorney in form and substance satisfactory to tenant that the Lease is binding on Landlord, is enforceable in accordance with its terms and is not subject to any statute limiting governmental leases to a one (1) year term.

            d. Tenant shall receive a leasehold title insurance policy in form and substance satisfactory to Tenant insuring that it has a valid ten (10) year leasehold estate.

            e. Tenant at Tenant's expense may conduct such engineering and other studies of the Facility as Tenant deems appropriate and must be satisfied that Tenant can renovate the Facility so that it is in a condition satisfactory to Tenant at a cost not in excess of Three Million Dollars ($3,000,000.00).

            f. Tenant must receive all construction permits needed to construct all desired improvements.

            g. There shall be no pending or threatened litigation except as provided herein involving the Facility or this Lease that would affect Tenant's ability to operate the Facility on the terms set forth in this Lease.

            h. Tenant shall receive a certified copy of all resolutions adopted by Landlord's governing body authorizing execution of this Lease.

            i. If requested by Tenant it shall receive a non-disturbance agreement from the person holding a mortgage on the Premises.

      26.2 Right to Termination. If the following conditions precedent are no: satisfied on or before May 15, 1993, Tenant shall have the right to cancel this Lease and upon Tenant sending written notice of such cancellation, this Lease shall be deemed canceled and Tenant shall have (i) no liability hereunder; and
(ii) Landlord shall return to Tenant all Base Rent paid by Tenant together with an amount equal to the cost of Tenants improvements to the Facility. The conditions shall not be deemed satisfied or waived unless Tenant sends written notice of such satisfaction or waiver. In the event the conditions are not satisfied by May 15, 1993, Tenant may extend the deadline for satisfying said conditions by notifying Landlord of such extension provided Tenant is working diligently on satisfying said conditions. The conditions precedent to this Lease being effective are:

            a. Tenant must receive all permits and licenses needed to operate the Facility in a manner satisfactory to Tenant.

            b. Tenant shall have been able to complete such renovation work on the Facility as desired by Tenant prior to opening for business.

            c. The conditions precedent described in Section 26.1 shall remain satisfied and there shall have been no change in said conditions since when they were previously approved.

                          ARTICLE 27 - EXCLUSIVE RIGHTS

      27.1 Tenant's Exclusive Rights. Tenant shall have the exclusive right to all revenues from parking, the sale of merchandise, the sale of food and beverages and from all other sources generated by the Premises and the Facility during the term of this Lease, except that Landlord may retain ticket revenues from a community event as described in Article 28 provided Landlord pays all sales and excise taxes due on such Ticket Revenues. Tenant shall have sole control over the Premises during the term of the Lease, and no person may charge for parking or sell anything on the Premises at any time without the authorization of Tenant.

                          ARTICLE 28 - COMMUNITY EVENTS

      28.1.a. Provision for Community Events. Tenant in appreciation of community support for the Facility has agreed to make the Facility available for community events on the terms stated herein. Tenant agrees to make a minimum of at least ten (10) days available per season for community events, provided that as the months of June, July and August are the prime concert months and the parties wish to maximize the concert opportunities in order for the Landlord to maximize its opportunity for additional revenue, not more than two of such days may fall within any single month during the months June, July or August. The foregoing shall not prevent the parties from mutually agreeing to additional days based on availability but is intended to best enable the Wyandotte County Park Board ("the Park Board") to plan dates for community events.

      28.1.b. Approval of Community Events by Park Board. The Park Board shall adopt rules and regulations for public use of the Facility consistent with this
Article 28. All applications for use of the Facility for community events shall be screened by the Park Board before the Park Board forwards such applications to Tenant for Tenant's approval. Such applications shall include a description of the event, estimated attendance and the date desired.

      28.1.c. Scheduling of Community Events. All events that receive preliminary approval of the Parks Board after March 1 of any season shall be immediately presented to Tenant for scheduling approval subject to the availability of the Premises and/or Facility and the other restrictions provided for herein. The Park Board will use its best efforts to request all community event dates for a season by March 1st of that season.

      28.1.d. Rescheduling of Community Events. Subject to the other provisions herein, Tenant will advise Landlord in writing of the community events and dates that have been approved by Tenant (the "Approved Date" ). In the event that Tenant subsequently needs an Approved Date for a concert, Tenant may substitute a new date for that community event (the "New Approved Date") ,provided that Landlord receives notice of such change at least forty-five (45) days prior to the Approved Date and at least forty-five (45) days prior to the New Approved Date.

      28.1.e. Parking for Renaissance Festival. Tenant further agrees to make its parking lots available at no charge at any time after September 1st or the Saturday of Labor Day Weekend, whichever date is earlier, and for six consecutive weeks thereafter, for the use by the Renaissance Festival, provided that all parkers shall be required to vacate the parking lots by 6:00 p.m. and the parking lot shall be vacated not later than 7:15 p.m. The clearing of the parking lots utilized by the Renaissance Festival will be achieved in such a manner as not to unreasonably interfere with the rights of Tenant to provide for the orderly ingress of all licensees, customers, and patrons of Tenant. Tenant agrees to cooperate with Landlord and representatives of the Renaissance Festival and Landlord agrees to cooperate with Tenant to cause and to be put into effect and implemented on all days with overlapping presentations, a traffic control plan with respect to the use of the Facility, if it is determined that such a plan is necessary.

      28.1.f. Admission Fees for Community Events. The Landlord may charge an admission fee for an event only if the event is non-commercial in nature, involving a non-profit organization, and non-commercial admission charges are charged. Landlord shall pay all taxes applicable to ticket revenues collected with respect to community events.

      28.2 Conditions for Usage for Community Events. Landlord's use of the Facility for community events is subject to the following terms and conditions:

            a. Tenant may disapprove any application that is not for a non-commercial community event, or that is not appropriate for the amphitheater, or that would be competitive to Tenant's business, or that would otherwise adversely affect the Facility or Tenant's business, or that would adversely affect the casualty or liability insurance carried by Tenant with respect to the Facility.

            b. Landlord shall reimburse Tenant for any actual expenses incurred by Tenant in connection with such event.

            c. Landlord agrees to indemnify and hold Tenant harmless against any claims for labor or materials supplied by any person with respect to the community event.

            d. Landlord agrees to reimburse Tenant for the cost of repairing the Facility and replacing anything that has been stolen in the event that the Facility is damaged during a community event or in the event property is stolen from the Facility during a community event.

            e. Landlord shall provide Tenant with satisfactory evidence that Landlord has made adequate arrangements to staff the community event with security and other necessary personnel.

      28.3 Parking and Concessions. Tenant reserves the right but has no obligation to provide and charge for parking and concessions services for community events in which an admission charge is collected in a manner other than that provided below. In the event that Tenant provides such services it shall be entitled to retain all revenue generated by said services. Tenant shall not be obligated to provide nor shall Tenant be entitled to charge for parking at Community Events in which there is no charge for admission or the amount charged for admission is primarily viewed as a charitable contribution (as an illustration and in no manner a limitation, these events would include graduation ceremonies for which no admission is charged and charitable fund raising events for which the tickets necessary for admission are purchased for $100 per couple).

      28.4 Indemnity for Tenant. Landlord agrees to indemnify and hold Tenant harmless against all liability claims for personal injury and property damage occurring in connection with a community event at the Facility that was requested by Landlord.

      28.5 Exclusion of Renaissance Festival From Definition of Community Event. The Renaissance Festival currently utilizes the parking lots located on the Premises and no further usage of the Premises and/or Facility are contemplated at this time. Provided that the contemplated usage is not substantially changed or increased to more fully utilize the Premises and/or Facility, the Renaissance Festival should not constitute a community event and shall not be included as a community event days.

                        ARTICLE 29 - TENANT'S OBLIGATIONS

      29.1 Maintenance of Premises and Facilities. Except as otherwise provided herein, Tenant shall at its expense maintain in good repair all portions of the Premises and/or Facility including but not limited to, all structural and mechanical systems, including equipment and fixtures contained therein (including replacement of all parts and components of said systems).

      29.2 Utilities. Tenant shall pay for all utility services used on the Premises.

                    ARTICLE 30 - PROHIBITED ACTS BY LANDLORD

      30.1 Legislative, Administrative or Judicial Actions. Landlord agrees not to take any legislative, administrative or judicial actions specifically directed at Tenant or the Facility which would adversely affect: (a) Tenant's operation of the Facility, (b) the cost and profitability of Tenant's operation of the Facility, or (c) any of Tenant's rights under this Lease. Without limiting the foregoing restrictions, Landlord agrees not to enact any legislation or take any action that would cause this Lease to be terminated (unless Tenant has not cured defaults under the Lease within applicable cure periods), or which would create any new taxes on Tenant's revenues or operations or which would increase any existing taxes applicable to Tenant, or which would place any restrictions on Tenant's business operations which do not currently exist.

      30.2 Validity of Lease. Landlord agrees that this is a valid lease notwithstanding that the term exceeds one (1) year. Landlord agrees that in the event any court issues a final non-appealable order holding this Lease not to be a valid and enforceable lease at the time of its execution, it will reimburse to the Tenant the unamortized cost of all improvements Tenant has made to the Premises and in addition pay Tenant liquidated damages in the amount of One Million Dollars ($1,000,00.00).

      30.3 Enforcement of Prohibition. If Landlord violates the restrictions in this Lease including but not limited to the restrictions in Section 30.1, Tenant may enforce those provisions by specific performance or may seek damages. In addition, if Tenant is not able to enforce the restrictions, Tenant may force Landlord to buy out Tenant's interest in this Lease by paying Tenant the unamortized cost of the improvements Tenant has made to the Premises. If the Lease is bought out, the Facility may not be used as an amphitheater during the remaining term of the lease or renewal term if such periods shall have commenced at the time of the buy out. If such buy out occurs during the final year of the initial term or final year of the first renewal term and the time for the exercise of the successive renewal term has not expired this prohibition shall extend for such additional period if timely exercise of the option is tendered. Nothing herein shall be construed as giving Landlord any right to buy out


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

Tenant's interest or as giving Landlord any right to violate the restrictions this Lease.

                      ARTICLE 31 - TENANT'S REMOVAL RIGHTS

      31.1 Tenant's Removal Rights. Subject to the next sentence, upon any termination of this Lease for any reason, the Tenant shall have the right to remove those items of property described on Exhibit E hereto. If this Lease terminates before December 31, 2002, and if the cost to Tenant of all permanent, non-removable improvements made by Tenant to the Premises and/or Facility is less than Two Million Dollars ($2,000,000.00), then Tenant will on the termination of this Lease deliver title to Landlord of sufficient sound, lighting and video equipment located on the Premises so that Landlord is retaining permanent improvements and personal property added to the Premises and/or Facility by Tenant having an original cost to Tenant of Two Million Dollars ($2,000,000.00)

      IN WITNESS WHEREOF, the undersigned have caused this Lease to be signed, sealed and delivered on their behalf as of the day and year first above written.

                                    LANDLORD:

                                    COUNTY OF WYANDOTTE, KANSAS


                                    By /s/
                                      --------------------------------
                                      Title:
                                      Date:


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

                                    WYANDOTTE COUNTY PARKS BOARD


                                    By /s/
                                      --------------------------------
                                      Title: President
                                      Date: December 17, 1992

                                    and

                                    TENANT:

                                    SANDSTONE AMPHITHEATER JOINT VENTURE,
                                    A Kansas Joint Venture

                                    By CONTEMPORARY INVESTMENTS OF
                                       KANSAS, INC., its Partner


                                       By /s/
                                         -----------------------------
                                         Title:
                                         Date:

                                    By OGDEN ENTERTAINMENT SERVICES,
                                       INC., its Partner


                                       By /s/
                                         -----------------------------
                                         Title: Vice President
                                         Date:


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